Exhibit 23(e)1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-183528 (as amended) on Form S-3 of our reports dated March 2, 2015, relating to the financial statements and financial statement schedule of Mississippi Power Company, appearing in this Annual Report on Form 10-K of Mississippi Power Company for the year ended December 31, 2014.

/s/Deloitte & Touche LLP
Atlanta, Georgia
March 2, 2015